UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): February 17, 2009

BEACON ENTERPRISE SOLUTIONS GROUP, INC.
(Exact name of registrant as specified in Charter)

Nevada	000-31355	81-0438093
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employee Identification No.)
1311 Herr Lane, Suite 205
Louisville, KY 40222
(Address of Principal Executive Offices)
502-657-3500
(Issuer Telephone number)
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On February 17, 2010, the Company appointed Michael Grendi to the officer position of Chief Financial Officer, Treasurer and Secretary. Mr. Grendi, age 43, brings over 20 years of experience with publicly traded companies in the fields of finance and accounting, in addition to cross-border M&A transactions in the technology/telecommunications sectors. His prior roles have included: Chief Financial Officer of the Americas Division for Travelex, a UK based global technology company specializing in foreign exchange, Head of Domestic Corporate Finance for Yum! Brands, which operates and licenses such well known chains as Taco Bell, Pizza Hut and KFC; Head of North American M&A and Private Placement Group at ABN AMRO; and Vice President of the Corporate Finance Group at Societe Generale, one of Europe’s largest financial services companies.
     Mr. Grendi entered into an employment agreement with Beacon under which he was granted a base salary of $160,000 per year until the company achieves net income at which time his base will increase to $175,000 per year, with a bonus potential of an additional amount targeted at 50% of base salary upon achievement of company and personal goals. In addition, the agreement includes a provision for 12 months severance pay for termination without cause or if the executive resigns for good reason. Finally, the agreement provides for a grant of option to purchase up to 200,000 shares of Beacon common stock at an exercise price of $1.07 per share granted on February 4, 2010. Further, the agreement provides for grants of options to purchase up to 100,000 shares of Beacon common stock to be granted on the 1st and 2nd anniversaries of employment. Each of the grants vest in equal amounts over a three year period on the anniversary of each grant.
     Subsequent to the filing of this Current Report on Form 8-K, Mr. Grendi will become the Principal Financial Officer of the company.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

BEACON ENTERPRISE SOLUTIONS GROUP, INC.
Date: February 23, 2010	By:	/s/ Robert Mohr
Robert Mohr,
Principal Financial Officer